EXHIBIT 21.1



Ableauctions.com, Inc. (a Florida corporation)

Able Auctions (1991) Ltd., (a British Columbia corporation)

Ableauctions.com (Washington), Inc. (a Washington corporation)

Ehli's Commercial Industrial Auctions, Inc. (a Washington corporation)

Johnston's Surplus Office Systems Ltd. (a British Columbia corporation)

Sammac Financial Ltd. (a British Columbia corporation)

Warex Supply Ltd. (a British Columbia corporation)

Ross Auctioneers (Operating Division)

Auctions West (Operating Division)

Mesler's Auction House (Operating Division)

Falcon Trading (Operating Division)

Surplus Office Systems Holdings, Inc.

Jarvis Industries, Inc. (a British Colubia corporation)

Surplus Office Systems, L.L.C. (a Washington limited liability company)